Exhibit 99

CB RICHARD ELLIS

August 5, 2004

5:30 a.m.

Moderator

Ladies and gentlemen, thank you for standing by and welcome to the CB Richard Ellis Second Quarter 2004 Earnings conference call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session and instructions will be given at that time.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to our host, Ms. Shelley Young, Director of Investor Relations. Please go ahead.

S. Young

Thank you and good morning, everyone.  Welcome to our second quarter earnings conference call.  We have several members of our senior management team here today to discuss our results with you, including Ray Wirta, our Chief Executive Officer; Brett White, our President; Ken Kay, our Senior Executive Vice President and Chief Financial Officer; Ron Platisha, our Executive Vice President of Finance; Gil Borok, our Executive Vice President and Global Controller; and Debbie Fan, our Senior Vice President and Treasurer.

Before we begin our presentation today, I have a few housekeeping items, including our Safe Harbor statement.  Our presentation today contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements should be considered as estimates only, and actual results may ultimately differ from these estimates.

Except to the extent required by applicable security laws, CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today.  Please refer to our annual report on Form 10-K and our quarterly report on Form 10-Q, which are filed with the SEC and available at the SEC’s Web site at www.SEC.gov, for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

This is a public call and our responses to questions must be limited to information that is acceptable for dissemination within the public domain.  In addition, we may make certain statements during the course of this presentation that include references to non-GAAP financial measures, as defined by SEC regulations.  As required by these regulations, we have provided reconciliations of these measures to what we believe are the most directly comparable GAAP measures, which are available in the second quarter earnings press release.

This conference call is being Web cast and is available on the Investor Relations section of our Web site located at www.cbre.com.  We are also providing slides of the presentation, which you can use to follow along with the prepared remarks.  A printer-friendly PDF version of the presentation is available in the link marked “Supporting Materials.”  An archive of the Web cast, as well as a transcript of the conference call, will be available on the Investor Relations section of our Web site.  We will plan to end the call at 9:30 a.m. so that you can get on with your day, and with that, let me turn the call over to Brett White, our President.

B. White

Thank you, Shelley, and good morning, everyone.  It’s 5:30 in the morning here on the West Coast.  Our team is assembled, our coffee is at the ready, and we are excited to present to you our second quarter performance.  Before Ken discusses our numbers, I would like to highlight three areas we will be covering in more depth during the call.

First, solid second quarter performance, with strong revenue, EBITDA, net income and earnings per share. Second, good progress on our strategy to de-lever our balance sheet.  Since the IPO we have repaid $153 million of debt, generating annual interest savings of $16 million.  Third, favorable macro trends, stable job growth, a robust investment property sales market, a strong U.S. financing market, and improving leasing fundamentals globally, all contributed to our strong performance this quarter.

Later in the call I will be covering our segment detail more specifically and some of the highlights from the last quarter.  Ray will be discussing some concluding comments and take us to Q&A, but before then, let me turn the call over to Ken Kay to handle the financial discussion.  Ken.

K. Kay

Thanks, Brett.  If you turn to page five, you will see the overall performance for the second quarter of 2004.  Revenue totaled $550.9 million, or 71% higher than the prior year quarter.  That’s the seventh straight quarter of double-digit year-over-year organic revenue gains, or 17% for the current quarter.  Reported net income totaled $3 million, as compared to $5.2 million for the same quarter last year.  Excluding one-time items, net income for the quarter was $22.4 million, nearly three times the second quarter of last year, which, after adding back merger-related costs of $2.8 million, was $7.9 million.

The one-time items excluded from net income represent non-recurring costs associated with the Insignia acquisition and our recent public offering.  These items have been eliminated to provide a better comparison of our financial results on a normalized basis.

The one-time items include the following: $900,000 of amortization expense relating to the Insignia revenue backlog, $15 million of merger-related charges and integration costs, and $15 million of one-time IPO-related compensation expense.  Our GAAP EPS was $0.04 per share, as compared to adjusted earnings per share of $0.32 per share, which was 68% higher than the prior year adjusted earnings per share of $0.19 per share.

If you will now turn to page six, you will see that our operating income totaled $25.4 million, or 18% higher than the same quarter of last year.  Operating income, excluding merger-related charges, integration costs and IPO-related compensation expense totaled $56.3 million, or 126% higher than last year.

Looking at EBITDA for the quarter, it totaled $39 million or 23% higher than the same quarter last year.  EBITDA was negatively impacted by the following one-time items: $15 million of the merger-related charges and integration costs, and $15 million of the one-time IPO-related compensation expense.  In order to get to an EBITDA figure that is comparable to the adjusted net income and adjusted operating income, you should add back these $30 million of one-time items.  That would also allow you to have a meaningful comparison to the prior year second quarter EBITDA.

Now please turn to page number seven.  On this schedule we have included both CBRE’s reported results for 2003 and our results including Insignia.  The combined results for 2003 provide a more appropriate comparison to the current year.  On this basis, revenue has increased $79 million or 17% from the prior year, due primarily to higher investment property sales, combined with increased appraisal, mortgage banking and investment management fees.  Cost of services has increased $41 million or 18%, primarily due to higher commission expense commensurate with increased transaction revenue, primarily in the Americas.  Excluding one-time expenses of $2.2 million, the increase was 17%.

Excluding one-time costs associated with the Insignia acquisition and IPO, operating and administrative costs are up $12.9 million or 6.4%.  This increase is attributable to higher bonus accruals resulting from improved performance, a one-time sublease termination reserve, and foreign currency exchange. In the aggregate, all other expenses remained flat.

Excluding one-time items, operating income has increased $27.9 million or 98%.  This improvement reflects the positive impact of increased revenue and management’s focus on cost containment and operating efficiencies.

Please now turn to page eight.  This slide reflects the company’s operating results on a year-to-date basis and, as with our quarter results, compares the current year to CBRE earlier reported results for 2003, and also the combined results including Insignia for 2003.  As you can see, revenue increased $126 million or 15% from the prior year, primarily due to higher investment property sales, combined with increased appraisal, mortgage banking and investment management fees.

Leasing activity for 2004 has also improved by approximately 7% from last year.

Cost of services increased $70 million or 16% due to higher commission expense related to increased transaction revenue, primarily in the Americas.  Excluding one-time costs of $5.8 million, the increase was 15%.

Excluding one-time costs associated with the Insignia acquisition and IPO, operating and administrative costs are up $20.6 million or 5.3%.  Similar to the second quarter, this increase is attributable to higher bonus accruals resulting from improved performance, the one-time sublease termination reserve previously mentioned, and foreign currency exchange, with all other expenses remaining flat in the aggregate.  Excluding one-time items, operating income has increased $42.7 million or 161%.

Please now turn to page nine. Our GAAP or reported EPS of $0.04 includes one-time charges related to the Insignia acquisition and IPO. This slide provides a bridge to get from the reported earnings per share to an adjusted earnings per share.  These one-time items or charges include merger-related expense of $0.10 per share, integration costs of $0.04 per share, IPO-related compensation expense of $0.13 per share and amortization of Insignia net revenue backlog of one cent per share.  Excluding these one-time charges, our adjusted earnings per share is $0.32 per share, as mentioned previously.

Please now turn to page 10.  Both our operating margin and EBITDA margin have improved in the second quarter.  Excluding one-time charges related to the Insignia acquisition and the IPO, operating margin was 10% in comparison to CBRE standalone margin of 8% in 2003, and 6% if we included Insignia’s commercial operations.  This is a 67% improvement against the combined operations.

EBITDA margin, excluding one-time costs, was 13% in comparison to 11% CBRE standalone in 2003 and 9% on combined operations.  This constitutes a 44% improvement against combined company results.  These improvements are primarily due to the increase in revenue, the benefit of synergy savings from the Insignia acquisition, as well as management focus on cost containment and operating efficiencies.

Please now turn to page 11.  These two pages reflect the balance sheet.  On page 11 you will see cash balance at June 30, 2004 reflects IPO proceeds not yet utilized to pay down debt.  All such proceeds were used in July 2004.  The cash balance at December 31, 2003 reflects a seasonally higher balance in anticipation of the March bonus payments.  The remainder of the items on the asset side and really reflect nominal and routine changes from year-end, so let us turn to page 12 and look at the liability side.

With regard to current liabilities, excluding debt, the fluctuation is mostly due to a seasonal net increase in accrued bonus and profit sharing.  With regard to the senior secured term loan tranche B, it primarily reflects $15 million of term loan B prepayment from the IPO proceeds.  With regard to the 11¼% senior subordinated notes, it reflects open market purchases made in May and June of 2004.

On the other debt line it primarily reflects our euro line borrowing pay downs from operating cash flow.  Then as to other long-term liabilities, the variance is mostly due to an increase in lease provisions for duplicate space vacated relative to the Insignia acquisition and, of course, on stockholders equity it reflects the IPO proceeds.

Now turn to page 13 to look at cash flow.  Along with our reported cash flow for 2004, we have included our results, excluding one-time items.  These items have been enumerated in a footnote at the bottom of the page.  I should also mention that the 2003 amounts do not include Insignia.  The following comparisons pertain to the normalized and 2003 columns.

The $16 million improvement in net income is the result of the improved performance and other factors we have already discussed.  The $12.6 million increase in depreciation and amortization expense is due to the Insignia acquisition.  The $35.8 million decrease in cash used for working capital is primarily due to a difference in the timing of international compensation payments as compared to last year.  The $10.5 million increase in capital expenditures was due to a $9.3 million cash concession received for our London facility relocation during the first half of last year.  The normalized 2004 cash flow from financing activities includes $120 million of IPO proceeds that were used for the redemption of 9¾% bonds and 16% mezzanine debt in July.  These proceeds were partially offset by other changes in debt that will be explained on the next slide.

Please turn to page 14.  This slide starts with the net change in cash from the previous slide.  We then eliminated the IPO proceeds used for debt reductions in July 2004, and adjusted each year for borrowing and discretionary debt repayments to show what the normalized cash flow of the company was without regard for debt.  On this adjusted basis, it shows that our change in cash has improved by almost $47 million from last year.  As mentioned during our road show, a significant portion of our free cash flow is generated during the second half of the year, and in 2004 that will be no exception.

Please turn to page 15.  In the second quarter we purchased $21.6 million of our 11¼% senior subordinated notes from the open market using proceeds from working capital.  From our IPO proceeds, we have also repaid $15 million of our term loan B on June 15th.  Along with the IPO transaction, we have refinanced our credit agreement and lowered our interest rate spread by a range of 75 to 125 basis points.  In July we also redeemed $70 million of our 9¾% quarter senior notes from the IPO proceeds, and also in July we paid off $38 million of the 16% senior notes.  This comprises a total debt reduction of $145 million.

Please turn to page 16 to look at the capitalization table.  Cash balance was $180 million as of June 30th.  This balance includes $120 million of IPO proceeds, which were earmarked for bond redemptions.  We were required to provide a 30-day notification period before we redeemed those bonds.  Therefore, the IPO proceeds were held over until July.

The revolver balance was zero at the end of the second quarter, and we have increased our revolver line from $90 million to $150 million in the recent refinancing.  We have also included a column that reflects the post-IPO cash and debt position.  As mentioned in the previous slide, we repaid $70 million of the 9¾% senior notes, and paid off our 16% senior notes. The cash balance was reduced by the principal, premium and interest expense related to these redemptions.

Our net debt to EBITDA multiple for June 30th was 2.6 times, in comparison to 3.3 times at the end of the first quarter of 2004.  I will now turn the call back over to Brett to cover the segment information.

B. White	Thank you, Ken. If you will please turn to page 18, we will now discuss Q2 2004 segment performance.

We’ll begin with the Americas.  Higher revenue was primarily driven by increased sales of investment properties and improved leasing transactions as well.  Higher adjusted operating income was driven by increased revenue and the benefit of synergy savings from the Insignia acquisition.

For EMEA, higher revenue was primarily driven by increased sale transaction revenue and consultation fees, primarily in the United Kingdom.  Current year adjusted operating income is negatively impacted by a one-time $3.7 million reserve for a sublease termination in London.

In Asia-Pacific, higher revenue and adjusted operating income were mostly due to our successful efforts to increase market share in Australia and Japan, and I should note that in Asia-Pacific these results are entirely organic, as we had no meaningful acquired operations for Insignia in Asia-Pacific.

Now moving to page 19, we speak first to advisory services.  Higher revenues were attributable to increased sale and lease transaction revenues.  Improved leasing revenues are a result of the sustained improvement of general economic conditions globally.  Improved sales revenues are a result of favorable financing terms, relative attractiveness of returns from real estate versus alternative investments and availability of offshore capital.  Higher adjusted operating income was also primarily driven by the continued improvement of general economic conditions in the U.S.

For outsourcing, lower revenue and adjusted operating income resulted from the anticipated loss of some property management contracts in connection with the Insignia acquisition.  For investment management, higher revenue and adjusted operating income were primarily driven by increased deal acquisition fees.

Now moving to page 20, let me talk to a few of our more noteworthy recent achievements in the second quarter.  In the Americas we won the eight million square-foot national outsourcing bid from CIGNA, a very high profile and meaningful account to our outsourcing group.  We also won the management and leasing of the Sears Tower in Chicago.

In EMEA we completed a 450,000 square-foot office building sale in London on behalf of Time Warner, and for Hammerson PLC, a sale of its leasehold interest in the 302,000 square-foot Euston Square Estate for $225 million.

In Asia-Pacific, working on behalf of Capital Land, a $100 million office building sale in Tokyo, and on behalf of AIG we were appointed their leasing agent for their new office tower in Hong Kong, which will be the premier new building in the downtown Hong Kong market.  For those of you familiar with Hong Kong, this is the property immediately adjacent to the Mandarin Oriental Hotel.

I would like to point out the Capital Land transaction in Tokyo as evidence of our continuing strengthening of our platform in Japan, which, as many of you know, is one of the largest commercial real estate markets in the world.  I will now turn the call back to Ken to discuss trends.

K. Kay

Thanks, Brett.  Please turn to page 22.  Company trends seen in the first half of 2004 include a significant increase in our sales activity due to the continued robust investment property sales marketplace.  Also, the integration of the Insignia acquisition is now complete, with synergy savings exceeding expectations by 20%.

For the past several years we have been somewhat externally focused, and now with the IPO and the integration of Insignia acquisition behind us, we can devote even more time on further streamlining our operations in finding additional ways to leverage our overhead structure.

Our management team is also working closely with our internal and external auditors to comply with the Sarbanes-Oxley Act.  We are reviewing our operations in detail to ensure that we maintain strong internal controls in our operations.  Although we are not required to be in compliance until 2005, we are targeting our compliance activities for completion by the end of this year.

We are also focused on de-leveraging our balance sheet.  With the recent $145 million debt reduction, our annual interest expense savings is approximately $16 million.  We plan on continuing our debt reduction efforts.

As for higher interest rates, historically CBRE has always performed well under an increasing interest rate environment.  Interest rates have risen four out of the past ten years.  During these four years our average organic revenue growth was in excess of 12%.  These increases were primarily due to an improvement in leasing activities.  Our mortgage banking business has also performed well, despite the increase in interest rates.  In the first half of 2004 revenue was 42 % higher against the same period in 2003.

Now if you will turn to page 24 we will talk about 2004 guidance.  We anticipate our 2004 full year revenue will be approximately $2.1 billion.  Diluted earnings per share for the year should be above $0.63 per share. This amount includes the following one-time items: $0.31 per share of Insignia merger-related integration charges, $0.13 per share of the IPO-related compensation expense, $0.12 per share of amortization of Insignia revenue backlog, and $0.16 per share for the premium paid in the write off of deferred financing costs related to the bond redemptions.  Adjusted for these one-time items, adjusted earnings per share should be above $1.35 per share for 2004.

I would now like to turn the call over to Ray Wirta to summarize.

R. Wirta

Okay.  Thank you, Ken.  Thank you, Brett.  Good job.  As you heard on our call, we had excellent company performance in the first half, and we have good momentum heading into the second half of the year, which is seasonally our strongest half.  We have great macro economics supporting us.  So we are pretty pleased at the moment to date.

With that, we would like to open it up to Q&A. So, operator, would you like to take us all to call and announce the rules?

Moderator	Thank you. Our first question will come from Josh Rosen from CSFB. Please go ahead.

J. Rosen

It’s Josh and Greg at CSFB.  To start off with, we would love to just find out a little bit more detail on the improving fundamental trends that you are seeing on the lease side of the equation in the advisory business.  You talked specifically about the investment side.  Would love to hear what you guys look at from a leading indicator standpoint there and what you are seeing on that side of the business.

B. White	Sure, Josh. We look at a number of different metrics when we talk about improving leasing fundamentals. Let me speak to a few of them.

First of all, we now have evidence that in many of the major U.S. markets leasing occupancies are improving.  Vacancy rates are beginning now to come down, and we are hearing anecdotally from many of our major clients that concession packages being offered to tenants for direct deals in the marketplace are beginning to tighten up.  So although we are not seeing yet any significant rent appreciation in any of the major markets, although one could make the argument that midtown Manhattan is actually beginning to see good rent appreciation, generally that is not the case.  We are, though, seeing concession packages beginning to decrease.

Again, anecdotally for, say, the London marketplace, we know that the velocity of transactions in the marketplace through the second quarter was roughly three times the same period prior year.  So that is simply measuring the number of transactions and the amount of space they are looking for in the market first half of this year compared to first half of last year.

Additionally, our lease revenues are ahead now of prior year by 7%.  That’s revenues per transaction, and we are seeing continued improvement of that metric as well.  So both in terms of the absolute metrics that support the market, which would be vacancies and rental rates, as well as anecdotal evidence from our customers, as well as the absolute data that we are observing within our own business, all of these point to what we now we think can conclusively call a recovery in the U.S., European and Asian leasing markets.

R. Wirta

Josh, just to round that out, we found that year to date the absorption in the U.S. industrial market has already far exceeded the entire absorption for all of last year, so again going to Brett’s point about decreasing vacancies.

J. Rosen	Thank you. One quick follow up on that. Ken, do you by chance have the impact that currency had on the quarter?

K. Kay	Yes. It’s about $2 million.

J. Rosen	Okay.

K. Kay	Negative.

J. Rosen	$2 million negative impact?

K. Kay	Yes.

J. Rosen	And that is versus last year?

K. Kay	As compared to last year.

J. Rosen	Okay.

K. Kay	Last year we had a gain.

J. Rosen

And the last question I had was just relative to EBITDA margins.  You guys have had very strong revenue growth, obviously, this quarter, and showed a lot of that to the bottom line as well.  I would just be curious as to where you internally target EBITDA margins and how quickly you might be able to get there?  This was happening at a faster pace than we would have looked for.

R. Wirta

We appreciate that, Josh.  As you might recall from our road show, we talked about delivering an EBITDA margin of approximately 12.4% for this year and, in fact, as you observed, we are slightly ahead of that pace.  We are not prepared to suggest further improvement beyond the target of 12.4%, but obviously we like the fact that we built up some good momentum toward that.

J. Rosen	Thanks a lot, guys.

Moderator	Our next question will come from Carey Callaghan from Goldman Sachs. Please go ahead.

C. Callaghan

It seems like in some respects you’re living in the best of all possible worlds.  You have strong investments sales, the leasing velocity is up.  Just a question on the investment sales outlook.  Is there any sense that there is a little bit of a rush to the exits with respect to interest rates potentially moving up second half of this year and into next?  And can you kind of quantify for us sitting here in the third quarter where the investments sales backlog kind of stands, if not quantitatively then maybe qualitatively?

B. White

Sure, Carey.  In terms of the investment property business, you ask a very good question, and that is based on a view that interest rates will be steadily rising in the short to midterm, is there a rush to get properties into the marketplace ahead of those rate increases.  And I think that the answer is partially yes.  We do believe that there are some transactions that came through in the second quarter that probably would have come through in Q3 or Q4.  So there is definitely some of that in the numbers.

However, I will tell you that all of the evidence that we have, and that is an examination of individual-by-individual pipelines among our investment property producers, discussions with our major customers tell us that the pipelines — let me give you a subjective measure — are quite strong. This level of business seems durable, at least as far forward as we’re comfortable looking, which would be the next three to six months.

We are generally comfortable that, while there is no question this is a very hot investment sales market globally, we do feel comfortable telling you that that business looks pretty solid for the year.  But again, I would say that your premise is correct.  There is no doubt some of the revenues that occurred in Q2 are definitely a result of sellers and buyers getting to the market a bit earlier than they had planned.

C. Callaghan

Okay.  Thanks Brett.  Then just on the EBITDA margin, just to follow up.  I think you mentioned that there was a difference in respect of international compensation accruals this year versus last.  Will that dampen the EBITDA margin a touch in the second half of the year?

K. Kay

No.  It was just really a timing issue.  We had some payments that were made a little bit later, and that is all it is, but on a full year basis it will be the same.  It will be consistent from year to year.

C. Callaghan	Okay. Then just lastly on the margins and the outsourcing margin of about 2.8% in the quarter. How representative is that for the second half of the year?

K. Kay	I’m sorry. Say that again?

C. Callaghan	The outsourcing margin, if I did my math right, looked like it was about 2.8%, the operating margin.

B. White	Yes. I would say that you should see that improve a bit during the balance of the year.

C. Callaghan

Okay.  Just a last question then.  The $1.35, what is the treatment with respect to shares outstanding and the IPO?  Or maybe you don’t make enough money in the first half that it makes much of a difference in terms of proforma for the IPO.

K. Kay	In terms of the share count? Is that what you are asking?

C. Callaghan	Yes.

K. Kay

Yes.  It’s just an average for the year, but based upon when the IPO was consummated.  So starting on June 15th and the additional shares that were issued as far as the IPO would have been factored into the account.

R. Wirta	So do we know, Ken, specifically the share count that was used for the $1.35 guidance?

K. Kay	Yes. It’s around 70 million.

C. Callaghan	70 million? Okay. Terrific. Thanks, guys.

Moderator	Our next question will come from the line of Pat Burton from Smith Barney. Please go ahead.

P. Burton

Congratulations on the very strong quarter.  A two-part question, the first is for Ray.  Given the strong cash generation at the company, what would the outlook be in the second half of the year for acquisitions or potentially to consider a dividend down the road?  Then I have follow-up question for Ken.  Thanks.

R. Wirta	Sure. In regard to acquisitions, I think, as we commented on the road show, we are really done, from our perspective, with any meaningfully sized acquisitions. We remain, however, consistently on the lookout for what we call in-fill acquisitions.  These would be purchase prices in the $10 to $20 million range paid over time, and we’re targeting to do one or two a year as we go forward.  So it might be by geography or business line, but definitely small size so the additional cash buildup would not be focused on that.

In regard to a dividend, that is something we have considered as part of our formulating of the company strategy.  I think in the current year, while we are enjoying good cash flow and expect that to improve as the year progresses, it is really too early to have any particular point of view about that, but clearly our primary focus, as we announced, is to pay down our debt.  We believe that’s the best accretive choice for stockholders.  Certainly as the business continues to grow and EBITDA picks up and cash flow improves further, and we have a little better insight into 2005, we will be continually visiting that topic, but we have no specific comment other than that.

P. Burton	Okay. Ken, for the second half of the year, what would the outlook be for any other potential one-time charges? Thanks again, and congratulations on the quarter.

K. Kay	Sure. We have some additional integration costs that will be impacting us for the second half of the year, and it should be around in the $4 to $5 million range.

P. Burton	$4 to $5 million. Thank you.

K. Kay	Thank you.

Moderator	Our next question will come from the line of Larry Taylor from CSFB. Please go ahead.

L. Taylor	Actually just following up on that question, whether you can, Ken, give us some thoughts about what the charges look like in ‘05 and beyond, if any?

K. Kay

The merger-related costs pretty much have ended as of the second quarter of 2004.  So really all we have got going forward in the second half is the $4 to $5 million of the integration costs.  That number should dissipate down to around $4 million for 2005 as a whole, and then going beyond that it will probably be, in 2006, maybe $3 million, and then after that it should just be down to nothing.

L. Taylor

Okay.  Thanks.  You guys have done a lot in terms of the integration, and now that you’re sort of able to catch your breath and look at a lot of growth across a lot of markets, can you give us some thoughts on markets where you may not be the right size, where you might want to either grow or shrink?

B. White

I am chuckling and wondering how many of my competitors are listening on the call, as well.  I would say this, Larry.  We are always looking at the global marketplace and making decisions both to enter and exit markets and economic conditions.  We also believe those markets are either favorable for our business or becoming unfavorable for our business.

I would tell you, it is certainly no secret, that we have been taking a hard look at a different position in Moscow.  We currently have a partner relationship there, and I think that we have all concluded that that marketplace is now seasoned enough, that it is a good market for us to increase some investment in.

We are already a significant player in India.  We have a number of offices there.  We have been there for a number of years.  However, we are looking at perhaps some more investment in India as we watch the offshoring or outsourcing trend continue.

So I would say those are areas that, just off the top of my mind, I’d say that we are looking at, but, Larry, any given time in the company we have the benefit of being contacted by dozens of mid-tier and smaller firms here in the U.S. and offshore, who are interested in taking advantage of being part of, what we think, our compelling platform.  As we sit here today, there are probably a half dozen or so of those types of discussions on a formal basis being held.  Again, as Ray mentioned, these are all relatively very small acquisitions and ones that we would expense directly through the P&L.

L. Taylor

Great.  Thank you.  That is very helpful.  Then lastly, I wonder if you can give us some more background, Ken, on what your debt repayment plans might be, and maybe some intermediate and longer-term objectives in terms of leverage and other debt-related financial metrics.

K. Kay

We talked about it on an ongoing annual basis.  We would like to pay down debt by about $50 million a year.  On our road show we talked about getting to a debt to EBITDA ratio of around two and half times.  You can see, based upon where we are, as to the second quarter, we are pretty close to that, and certainly will be there by the end of the year.

I think between now and the end of the year, certainly our scheduled repayments on our term debt is certainly a given.  We will certainly look at additional discretionary debt reductions as a situation arises, and then certainly going into 2005 we will be targeting that $50 million debt reduction, as we talked about as an objective on the road show.

L. Taylor	Great. Thank you very much.

R. Wirta	Thank you.

Moderator	We have a question from Robert Tung from Smith Barney. Please go ahead.

R. Tung	Congratulations on the quarter. In your $1.35 guidance, how does the EPS break down in the third and fourth quarter, and how do the revenues breakdown in those quarters as well?

K. Kay

We are going to go with just the guidance for the full year, as opposed to breaking it out by quarter.  As we had talked about before, from quarter to quarter certainly it’s challenging in terms of things of the seasonal nature of our business, and so we think it’s really important to focus in on an annual basis, and that is why we have provided the annual guidance to you.

R. Wirta

Just as you might recall if you participated in the road show, we did talk about our historical seasonality.  So we would not expect our seasonality this year to be any different than our last ten years’ average.

R. Tung	Do you expect the mortgage-lending piece to slow a bit from the rapid pace in the quarter?

R. Wirta

As you might imagine with the 42% year-to-date over performance compared to last year, in the face of rising interest rates we are pretty pleased.  We wouldn’t expect that to continue for the full year.  The mortgage business itself will be robust because rates on an absolute basis are going to be quite low, even if they go up another 150 basis points from a real estate perspective, but we think that rate of growth will modulate.  Although again, the mortgage business itself, as a percent of our total company revenue EBITDA, is relatively small.

R. Tung	Finally, what are some of your initial thoughts on competing in the India market?

B. White

The India market, as I mentioned, we have been there for a long time and we have a wonderful leader in that market.  We believe that market is interesting to watch.  It’s a bit like Moscow, in a sense, that at first blush it appears very attractive for a services firm to be a player.  Once you actually dive into the market, you realize that India is still very much a very, very immature and fragmented marketplace.  Therefore, what you won’t see us doing is making the type of investment in India that we might make into a very seasoned, mature first bull market, such as New York or a major city of that sort.

So we’re watching the marketplace.  We have operations in the cities that we think we need to have operations.  We are doing a good business there, and we are carefully planning to increase our investment there.  But at this point in time, notwithstanding all the press that we all read about offshoring to India, notwithstanding much of the commentary from high-tech firms and others about an interest in offshoring in India, it is still a very immature market for services firms.

R. Tung	Thank you.

Moderator	Our next question is from Jennifer Pinnick from Merrill Lynch. Please go ahead.

J. Pinnick	Could you talk about regional trends? Maybe a little bit about the differences between the recovery in your core markets in New York and Los Angeles versus the whole country?

B. White	Certainly, Jennifer. If it is all right with you, I will also speak a bit about Europe and Asia.

J. Pinnick	Sounds good.

B. White

Okay.  What we are seeing right now is fairly typical for a recovery in the leasing market based on general economic recovery.  What we see in periods like these is that you do see general recovery across the marketplace.  So unlike, say, the ‘97 through 2000 boom, where you saw focused rapid escalation of markets, where there is a concentration of high tech, that is not the case today.

What you are seeing today is a much healthier type of recovery, which is general, broad-based, improving economic conditions, general broad-based improving job statistics.  So, therefore, if you look at the specific statistics, if you’re looking at regional statistics, what you would see is that in markets such as Southern California, the New York tri-state, Chicago, Dallas, Atlanta, the northwest, those within the states, the Mid-Atlantic, definitely within the states, all of them are showing good improvement.

If you took a peek then offshore, what you would see is a bit of a different story.  In Europe there is definite recovery underway and improvement in the U.K. marketplace, and London.  The West End of London and the city both are seeing good improvement in leasing dynamics.  The West End is probably a bit ahead on rent appreciation.

When you move outside the U.K., you see France, which is still, in terms of the leasing market, struggling a bit, in terms of investment property market quite strong.  Germany is generally struggling, although our operations are, frankly, doing quite a bit better than last year in Germany, but that is primarily based upon an acquisition of a large team of producers from one of our competitors two years ago.  Spain is doing very well.  They are a stalwart for us, and The Netherlands doing well.

Moving over to Asia-Pacific, what you would find is the Japan marketplace, I think all of the callers today understand that that marketplace is definitely in recovery.

Property markets in Japan are attractive. We are seeing a lot of foreign investment in the acquisition of real estate, and we are seeing good leasing dynamics in Tokyo and the wards there as well.

The Hong Kong marketplace is slowly improving on the leasing side.  Mainland China, it has been a slow growth story there for us on leasing for a while.  Again, the story with Mainland China is much like India.  Lots of opportunity, but it is a marketplace that is still very immature, but doing much better this year for us than prior.  Australia, for us, continues to be a star performer and decent, although, not strong leasing recovery in Sydney, Melbourne, and Brisbane.

Finally, let me to speak to New York.  That is a major market that I think we all watch very carefully.  New York tends to move a bit extreme, both in economic downturns and upturns.  There is no question that in the downturn of 2001 and ‘02, New York had some serious issues to deal with.

Conversely, now that there is general improvement in the economic conditions, we are seeing a marked improvement in leasing fundamentals in the tri-state, particularly, in midtown Manhattan.  Those of you who are in Manhattan have seen some large transactions come through that marketplace of late.

We’ve also completed recently a very, very large transaction in the New Jersey marketplace on behalf of a financial services firm for almost 900,000 square feet of office space.

So I guess, Jennifer, it’s a very long-winded answer, but I would tell you this is the kind of recovery that we like, which is broad based; it’s general.  There aren’t really any particular standouts either lining or leading this particular market.

J. Pinnick	Thank you.

Moderator	At this time we have no further questions in queue. Please continue.

R. Wirta

Okay.  Thank you, operator.  We appreciate everyone’s time on the call.  We took a lengthy amount of time in the presentation, and we hope you enjoyed the Web cast.  We’re just glad it worked at this end.  We would appreciate your feedback.  We will be contacting our principal investors and the analysts that participated in the call to get their point of view about our presentation, its content and quality.  We would like those comments.  Thanks for listening.

Moderator

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